Exhibit 99.1

LineaRx Acquires Assets and Intellectual Property of Vitatex

Platform for Functional Isolation of Invasive Circulating Tumor Cells Empowers Three LineaRx Product Categories: Diagnostics, Prognostics and Therapeutics

Creates Integrated Product and Service Offering

STONY BROOK, NY. August 8, 2019 – LineaRx, Inc. (“LineaRx”), a wholly-owned subsidiary of Applied DNA Sciences, Inc. (“Applied DNA or the Company,” NASDAQ: APDN), announced today that it has acquired the physical assets and Intellectual Property (IP) of Vitatex Inc. (“Vitatex”), a private biotechnology company focused on advancing personalized medicine with an innovative solution that isolates Invasive Circulating Tumor Cells (iCTCs) from standard patient blood samples. Vitatex’s solution identifies metastatic cells often before primary tumors are visible to other diagnostic technologies, when preventative care for impending cancer is still an option.

“We are honored to now include Vitatex executives on our team and employ its powerful technology within our platform,” said Dr. James Hayward, president and CEO of LineaRx. “We believe that the sophisticated technology sets us apart and integrates closely with the LineaRx service and technology offerings, broadening our addressable markets and shortening our development cycle.”

Invasive Circulating Tumor Cells (iCTCs) are isolated from the blood using Vitatex’s patented, novel functional assay that requires the cells to duplicate the metastatic behaviors of intravasation (leaving a primary tumor and initiating escape through a capillary or lymphatic vessel) and extravasation (exiting capillaries and lymphatic vessels and entering organs to form aggressive secondary tumors.) These assays are highly personalized and offer information regarding the metastatic potential of each individual’s unique cancer. The worldwide market for CTC technologies is projected to reach $17.6 billion by 2025 at a 20% CAGR over the period[1].

In contrast to competitive technologies that only recognize parts of cancer DNA, the Vitatex platform captures living cancer cells that enter the blood stream at very low rates. As such, they can be cultured and challenged against panels of cancer therapies to optimize selection of treatment tailored to each patient. Genomic information gathered from the iCTCs and associated lymphocytes that have already recognized the iCTCs as cancer can be used to target individualized cancer antigens (neoantigens) in immune therapies such as CAR T.

1 https://www.globenewswire.com/news-release/2019/04/26/1810526/0/en/The-Worldwide-Market-for-Circulating-Tumor-Cells-CTC-to-2025-A-17-5-Billion-Opportunity.html

“We are thrilled to be joining LineaRx, whose technologies we believe will alter the future of cancer therapy. Our combined platforms offer opportunities to diagnose cancer early, personalize redirected cell therapies, and predict outcomes across many cancer indications,” stated Dr. Wen-Tien Chen, Research Professor of Medical Oncology at Stony Brook University, and the founder and president of Vitatex.

Dr. Chen, who joins LineaRx as a Consulting Emeritus Scientist and Principal Investigator, discovered the enzyme seprase while serving as Director of the Tumor Invasion and Metastasis Program at Georgetown University. Seprase is a protease (a protein-digesting enzyme) secreted at the invasive front of metastasizing cancers. Included in the IP acquired by LineaRx, are several hybridoma cell lines, including one that produces antibodies directed against seprase. These antibodies have potential both as therapeutics as well as for characterizing iCTCs as cancerous.

Dr. Michael Pearl, Professor of Gynecological Oncology and Medical Director of the Cancer Center Clinical Trials Office at Stony Brook University Hospital, and author of multiple papers on iCTCs, stated: “Although the prevalence of ovarian cancer is very low there is a high unmet need for better therapies. As we have recently shown, the positive predictive value (PPV) of using iCTCs as a screening test for patients who are at high risk, raises the PPV to well over 97%.”

LineaRx plans to work with existing companies in the diagnostic market and enhance the functionality and sensitivity of their cancer diagnostic assays. Longer term, the Vitatex platform is intended to be used to generate ultra-personalized redirected cell therapies, produced at the point of care, to cancers with high mutation burdens that also have the greatest metastatic potential. LineaRx intends to develop and out-license the technology as an early cancer diagnostic, and a prognostic to follow the course of contemporary cancer therapies including such redirected cell therapies as CAR T (T cells redirected against a patient’s cancer by an inserted nucleic acid that codes for Chimeric Antigen Receptors), and, to develop therapeutics that utilize LineaRx’s unique DNA manufacturing based upon large-scale polymerase chain reaction (PCR).

LineaRx intends to design synthetic genes to redirect immune cells against antigens that are recognized by leukocytes that comigrate with the iCTCs, one of the unique features of the Vitatex platform. Vitatex has been the beneficiary of more than $7 million of NCI funding over the course of its history, and LineaRx has already begun the application for a new contract to support commercialization, with matching funds from commercial partners. Dr. Chen continued, “We believe LineaRx has the commercial and compliance experience to bring our technologies quickly to commercial practice to aid the cancer community.”

Two senior members of the Vitatex team have joined the parent company of LineaRx, Applied DNA: Qiang Zhao, MD and Huan Dong, Ph.D. A Licensing Agreement was also signed between LineaRx and The Research Foundation for The State University of New York, since the discoveries claimed in the licensed patents were made on the campus of Stony Brook University. Peter Donnelly, Associate Vice President for Technology Partnerships for Stony Brook University stated: “We are pleased to expand our relationship with one of our community’s most productive and insightful entrepreneurs. The management at LineaRx has the experience, technical and compliance insights, and indefatigable drive to bring these technologies to market quickly.”

The acquisition of Vitatex by LineaRx was structured as an “earn-out,” allowing LineaRx to realize value before paying for it. Initial payment comprised $300,000 worth of equity in LineaRx at a valuation of $25 million for LineaRx. Subsequent payments are milestone-based, rising to a maximum of $1 million in value, comprising a total of $800,000 in LineaRx equity (based on the then-current market capitalization of LineaRx) and $200,000 in cash.

Dr. Kenneth Kaushansky, senior vice president of Health Sciences for Stony Brook University, and Dean of the Renaissance School of Medicine, and himself an expert on myeloproliferative cancers, stated: “Dr. Chen has invented and patented a fundamentally new technology for the capture and subsequent analysis of CTCs. With much excitement, we have watched the commercial progress of that technology as it has developed via multiple rounds of highly competitive SBIR funding, here at the Stony Brook University Medical Center. As have many others, we have been fascinated by the potential for such CTC-based approaches to cancer diagnostics. But arguably, what has been generally lacking in the field of CTC diagnostics is the ability to capture such CTCs based on the functional characteristics of a tumor cell, which the Vitatex technology is uniquely positioned to deliver. The recent pairing with LineaRx will provide the opportunity to take the Vitatex CTC technology to the next level, in terms of manufacturing scale-up, ISO and cGMP validation and the direct coupling of the Vitatex technology to a wide range of “best in breed” DNA-based and protein-based diagnostic assay technologies, which LineaRx already supports with its other commercial partners.”

Dr. Hayward summarized: “Dr. Chen’s lifetime contribution to the understanding of the mechanisms of cancer metastasis are inestimable. We are very fortunate to be able to work with his team to evolve and commercialize these technologies to improve the lives of cancer patients.”

About LineaRx

LineaRx seeks to commercialize the biotherapeutic value of Applied DNA’s deep expertise and experience in the design, manufacture and chemical modification of DNA by large scale polymerase chain reaction (“PCR”). Linear DNA is a form of DNA distinct from the circular form of DNA most commonly produced in plasmids and grown in bacteria.  Plasmids are extrachromosomal DNA found in bacteria and are associated with the genes for antibiotic resistance which are often exchanged between bacteria and consequentially, are seen by many to embody a serious threat to global health. In addition, many nucleic acid-based therapies also rely on viral vectors for efficient transfection and expression of plasmid DNA. These viral vectors carry additional nontrivial risks and are extremely time consuming and expensive to manufacture. Go to www.adnas.com for more information on LineaRx and to learn more about how Applied DNA makes life real and safe.

About Applied DNA Sciences
Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping and pre-clinical nucleic acid-based therapeutic drug candidates.

Applied DNA makes life real and safe by providing innovative, molecular-based technology solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion.

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Common stock listed on NASDAQ under the symbol APDN, and warrants are listed under the symbol APDNW.

Forward-Looking Statements

The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to the risk that the acquisition will not be successfully integrated with LineaRx or that the potential benefits of the acquisition will not be realized, the Company’s history of net losses, limited financial resources, limited market acceptance , the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Applied DNA’s product candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. FDA or equivalent foreign regulatory agencies, ability to maintain its NASDAQ listing in light of delisting notices received and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 18, 2018, as amended, and our subsequent quarterly reports on Form 10-Q filed on February 7, 2019 and May 9, 2019, and other reports we file with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

investor contact: Sanjay M. Hurry, LHA Investor Relations, 212-838-3777, shurry@lhai.com
Program contact: Brian Viscount, 631-240-8877, brian.viscount@adnas.com

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